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                                                                    EXHIBIT 3.42

                           CERTIFICATE OF AMENDMENT OF
             CERTIFICATE OF INCORPORATION OF STC BROADCASTING, INC.

         STC Broadcasting, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

         FIRST. The Corporation's Certificate of Incorporation was originally filed November 1, 1996 with the Secretary of State of the State of Delaware, and was amended and restated by an Amended and Restated Certificate of Incorporation filed February 26, 1997 (collectively, the "Certificate of Incorporation").

         SECOND. By written consent of the Board of Directors of the Corporation a resolution was duly adopted, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The sole stockholder of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth said amendment to the Certificate of Incorporation is as follows:

                  NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby declares that it is advisable and in the best interests of the Corporation to amend the Certificate of Incorporation of the Corporation by deleting therefrom the corporate name "STC Broadcasting, Inc." and inserting in lieu thereof "TVL Broadcasting, Inc.", which shall constitute the new name of the Corporation.

         THIRD. In accordance with the foregoing, the Certificate of Incorporation of the Corporation shall be, and hereby is, amended by deleting therefrom the corporate name "STC Broadcasting, Inc." and inserting in lieu thereof "TVL Broadcasting, Inc." which shall constitute the new name of the Corporation.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed its Vice President -- New Development, General Counsel and Secretary, this 23rd day of July, 2002.

                                   STC BROADCASTING, INC.

                                   By: /s/ Gregory M. Schmidt
                                       Gregory M. Schmidt
                                       Vice President -- New Development,
                                       General Counsel and Secretary